Exhibit 99.1

Sarepta Therapeutics Announces Fourth Quarter and Full-Year 2025 Financial Results and Recent Corporate Developments

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Net product revenues for the full year 2025 totaled $1,864.3 million, consisting of $965.6 million of PMO net product revenue and $898.7 million of ELEVIDYS net product revenue
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Net product revenues for the fourth quarter 2025 totaled $369.6 million, consisting of $259.2 million of PMO net product revenue and $110.4 million of ELEVIDYS net product revenue
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Following refinancing of 2027 notes and corporate restructuring, overall financial position and capital structure strengthened to support full investment in our pipeline and marketed therapies

CAMBRIDGE, Mass. -- (BUSINESS WIRE) -- February 25, 2026 -- Sarepta Therapeutics, Inc. (NASDAQ:SRPT), the leader in precision genetic medicine for rare diseases, today reported financial results for the fourth quarter and full-year 2025.

“Following a tumultuous 2025, we entered 2026 from a position of strength, founded on: (a) solid financial footing with a robust and growing cash balance, substantial revenue, and no near-term debt overhang, (b) durable approved therapies that are bringing a better life to patients, with significant yet-tapped opportunity for ELEVIDYS gene therapy, and (c) an exciting, potentially best-in-class siRNA pipeline of advancing therapies for DM1, FSHD, Huntington’s disease, idiopathic pulmonary fibrosis, SCA1, SCA2 and SCA3,” said Doug Ingram, chief executive officer, Sarepta Therapeutics. “In 2025, we streamlined our operations, delivered strong revenue, and ended the year with nearly $1.0 billion in cash—as we anticipate remaining profitable and cash‑flow positive in 2026. ELEVIDYS has emerged from a challenging year with a clear label, traditional approval for ambulatory patients and a plan intended to put us on a potential pathway back to serving the non‑ambulatory community, and we are executing comprehensive plans designed to arm treating physicians and families with accurate and balanced information to unlock the full potential of this transformative and needed therapy. At the same time, our PMO exon-skipping therapies continue to demonstrate durable clinical value, exceptional safety, extraordinary real‑world outcomes, and unwavering support from families and physicians. Finally, with five clinical‑stage RNAi programs and multiple readouts ahead, we are poised for meaningful growth while advancing therapies that can profoundly change the lives of patients living with rare disease.”

Corporate Highlights:

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ELEVIDYS Launched in Japan: In February 2026, Chugai Pharmaceutical Co. announced that it has launched ELEVIDYS Intravenous Infusion in Japan, the country’s first regenerative medical product for Duchenne muscular dystrophy. The launch follows the May 2025 approval of ELEVIDYS by the Japanese Ministry of Health, Labour, and Welfare (MHLW). In Japan, ELEVIDYS is approved for the treatment of Duchenne under the conditional and time-limited approval pathway for individuals ages 3- to less than 8-years-old, who do not have any deletions in exon 8 and/or exon 9 in the DMD gene, and who are negative for anti-AAVrh74 antibodies. Sarepta is eligible to receive a $40 million milestone payment upon first commercial sale in Japan.

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Announced positive three-year results from the EMBARK study: In January 2026, Sarepta reported topline three‑year data from Part 1 of EMBARK (Study SRP‑9001‑301), the global, randomized, Phase 3 trial evaluating ELEVIDYS (delandistrogene moxeparvovec-rokl), the first and only approved gene therapy for Duchenne muscular dystrophy. Three years after treatment, patients who received ELEVIDYS in Part 1 of EMBARK (mean age ~9 years at last assessment) maintained motor function above their baseline NSAA scores, while the matched external control (EC) group demonstrated the expected age-related decline.

ELEVIDYS gene therapy produced clinically meaningful, statistically significant, and durable benefits across all key functional endpoints—North Star Ambulatory Assessment (NSAA), Time to Rise (TTR), and 10‑meter walk/run (10MWR). Treated patients achieved a 73% slowing of disease progression in TTR and 70% slowing in 10MWR relative to the EC group at Year 3, with the performance gap widening between Years 2 and 3. These results further validate and extend the functional improvements observed in the one‑and two‑year EMBARK analyses.

The safety profile of ELEVIDYS remained consistent with previously reported findings, with no new treatment‑related safety signals identified over the three‑year follow‑up period. ELEVIDYS continues to demonstrate a durable treatment effect and strong potential to modify the trajectory of Duchenne by preserving muscle function over time.

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Approval of CTA for SRP-1005 in Huntington’s: In January 2026, Sarepta announced approval to begin a first‑in‑human Phase 1 trial of SRP‑1005, an siRNA therapeutic for Huntington’s disease, which will assess safety and tolerability in about 24 participants starting in Q2 2026.
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Refinance of $291.4 million of 2027 convertible notes: In December 2025, Sarepta exchanged $291.4 million of its 2027 convertible notes for an equal amount of new 2030 convertible notes plus $31.6 million in cash. This latest restructuring of our convertible debt leaves $158.6 million of the original notes outstanding, removing any significant debt overhang this decade.
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U.S. FDA approval of updated ELEVIDYS prescribing information: In November 2025, Sarepta announced updated prescribing information for ELEVIDYS, adding a boxed warning for serious liver injury, removing the non‑ambulatory indication, and providing expanded immunosuppression, monitoring, and corticosteroid guidance.
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Sarepta to present new long-term and safety data across gene therapy and exon-skipping programs at 2026 Muscular Dystrophy Association Clinical & Scientific Conference: Sarepta will present new clinical and real‑world evidence at MDA 2026 showing long‑term efficacy, safety, and caregiver‑reported impact of its gene therapy and exon‑skipping treatments for Duchenne muscular dystrophy, reinforcing dystrophin’s role in slowing disease progression and supporting informed treatment decisions.
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Duchenne Muscular Dystrophy Added to the U.S. Recommended Uniform Screening Panel (RUSP): The inclusion of Duchenne on the RUSP represents a pivotal advancement for the Duchenne community, encouraging broader newborn screening at the state level and empowering more families with early diagnosis and timely information to pursue earlier care, including access to available therapies and clinical trials. Each state administers their own newborn screening programs, and states look to federal evidence-based recommendations – the

RUSP – to inform what conditions they add to their panels. Adding a condition to the RUSP signals the importance of early detection and the availability of effective treatments and may accelerate adoption of screening across states.
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ENDEAVOR Cohort 8 to Evaluate Enhanced Immunosuppression Regimen as Part of ELEVIDYS Gene Therapy for Non-Ambulant Individuals with Duchenne Approved to Begin: In November 2025, the FDA approved dosing in Cohort 8 of ENDEAVOR (Study 9001-103). The purpose of Cohort 8 is to evaluate the use of an enhanced immunosuppressive regimen as part of treatment with ELEVIDYS for non-ambulant individuals with Duchenne muscular dystrophy.
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SRP-1003, an Investigational siRNA treatment for Myotonic Dystrophy Type 1, Advances: In November 2025, Sarepta provided an update that the Phase 1/2 multiple ascending dose (MAD) clinical study of SRP-1003 (formerly ARO-DM1), an investigational small interfering RNA (siRNA) therapeutic for the treatment of type 1 myotonic dystrophy (DM1). Cohorts 1 (1.5 mg/kg) and 2 (3 mg/kg) of the study are complete, and cohort 3 (4.5 mg/kg) is fully enrolled and ongoing. Following a positive, pre-specified drug safety committee review, the study is expected to advance with additional drug escalating cohorts.

Conference Call

The event will be webcast live under the investor relations section of Sarepta's website at https://investorrelations.sarepta.com/events-presentations and following the event a replay will be archived there for one year. This event can be accessed using this link.

Q4 2025 Financial Highlights1

	For the Three Months Ended December 31,
	2025	2024	QTD Change
	(in millions, except for per share amounts)		$	%

Total Revenues	$442.9	$658.4	(215.5)	(33%)
Operating (loss) income:
GAAP	$(411.6)	$161.7	(573.3)	NM*
Non-GAAP	$(369.9)	$221.2	(591.2)	NM*
Net (loss) income[2]:
GAAP	$(412.2)	$159.0	(571.2)	NM*
Non-GAAP	$(375.4)	$207.0	(582.4)	NM*
Diluted (loss) earnings per share[2]:
GAAP	$(3.93)	$1.50	(5.43)	NM*
Non-GAAP	$(3.58)	$1.91	(5.49)	NM*

	For the Twelve Months Ended December 31,
	2025	2024	YTD Change
	(in millions, except for per share amounts)		$	%

Total Revenues	$2,198.2	$1,902.0	296.2	16%
Operating (loss) income:
GAAP	$(699.8)	$218.1	(917.9)	NM*
Non-GAAP	$(492.5)	$437.7	(930.2)	NM*
Net (loss) income[2]:
GAAP	$(713.4)	$235.2	(948.6)	NM*
Non-GAAP	$(505.6)	$400.7	(906.3)	NM*
Diluted (loss) earnings per share[2]:
GAAP	$(7.13)	$2.34	(9.47)	NM*
Non-GAAP	$(5.05)	$3.71	(8.76)	NM*

*NM: not meaningful

[1] For an explanation of our use of non-GAAP financial measures, please refer to the “Use of Non-GAAP Financial Measures” section later in this press release, and for a reconciliation of each non-GAAP financial measure to the most comparable GAAP measures, see the tables at the end of this press release.
[2] During the twelve months ended December 31, 2025, we identified and corrected an immaterial error that occurred in our unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2025, associated with the accounting for the August 2025 Exchange. During the three and nine months ended September 30, 2025, we recognized a loss on debt extinguishment of $138.6 million associated with the August 2025 Exchange. Upon further analysis during the fourth quarter of 2025, we determined that a gain on debt extinguishment of $3.8 million should have been recognized based on the fair value of the 2030 Notes at issuance. Correspondingly, the related interest expense recognized during the three and nine months ended September 30, 2025 should have been $1.9 million higher and the long-term debt balance should have been $140.5 million lower as of September 30, 2025. The correction of the errors results in a net decrease of $140.5 million to the previously reported net loss for both the three and nine months ended September 30, 2025. Accordingly, the previously reported basic and diluted net loss per share decreases by $1.40 and $1.43, respectively, for the three and nine months ended September 30, 2025. These immaterial errors have been corrected in the unaudited condensed consolidated financial statements for the twelve months ended December 31, 2025.

	As of December 31, 2025	As of December 31, 2024
	(in millions)
Cash, cash equivalents, restricted cash and investments	$953.8	$1,503.5

Revenues

Total revenues were $442.9 million for the three months ended December 31, 2025, as compared to $658.4 million for the same period of 2024, a decrease of $215.5 million. The decrease primarily reflects $273.8 million less in net product revenue of ELEVIDYS as a result of lower volume following our decision to suspend shipments of ELEVIDYS to non-ambulatory patients in the U.S. in June 2025. In addition, collaboration and other revenues increased approximately $53.0 million primarily due to contract manufacturing revenues increasing $45.6 million driven by higher volume of shipments of ELEVIDYS to Roche.

Total revenues were $2,198.2 million for the twelve months ended December 31, 2025, as compared to $1,902.0 million for the same period of 2024, an increase of $296.2 million. The increase primarily reflects $77.9 million more in net product revenue of ELEVIDYS as a result of its expanded label approval in June 2024. In addition, collaboration and other revenues increased approximately $219.9 million primarily related to the $63.5 million of collaboration revenue recognized as a result of the regulatory approval in Japan and the $112.0 million of collaboration revenue recognized related to Roche's expiration of an option for a program during the twelve months ended December 31, 2025, as compared to $48.0 million of collaboration revenue recognized in the same period of 2024 related to Roche’s declined option to acquire certain ex-US rights to an external, early-stage Duchenne development program. Furthermore, contract manufacturing revenues and royalty revenues increased $75.0 million and $17.4 million, respectively, associated with an increase in commercial ELEVIDYS supply delivered to Roche as well as royalty revenue from sales of ELEVIDYS by Roche, respectively.

Cost of sales (excluding amortization of in-licensed rights)

Cost of sales (excluding amortization of in-license rights) were $398.7 million for the three months ended December 31, 2025, as compared to $132.3 million for the same period of 2024, an increase of $266.4 million. The increase primarily reflects a $165.3 million increase in our inventory valuation reserve related to excess ELEVIDYS and PMO inventory on hand as of the end of 2025 as well as an increase in the write-offs of certain batches of our products not meeting our quality specifications, termination costs incurred in association with a side letter agreement entered into with a raw material manufacturer for our PMO Products in 2025 and an increase in products sold to Roche for the three months ended December 31, 2025, as compared to the same period of 2024.

Cost of sales (excluding amortization of in-license rights) were $839.6 million for the twelve months ended December 31, 2025, as compared to $319.1 million for the same period of 2024, an increase of $520.5 million. The increase primarily reflects the Q4 2025 quarter-to-date increases discussed above, as well as additional write-offs of certain batches of our products not meeting our quality specifications and an increased demand for ELEVIDYS following the expanded label approval in June 2024 for the twelve months ended December 31, 2025, as compared to the same period of 2024.

Operating expenses and others

Research and development expenses were $325.3 million for the three months ended December 31, 2025, as compared to $200.0 million for the same period of 2024, an increase of $125.3 million. The increase is primarily due to a $200.0 million increase in milestone expenses due to our milestone payment to Arrowhead related to the progression of the DM1 program, partially offset by a decrease in manufacturing expense related to our LGMD programs and a decrease in compensation, other personnel, and stock-based compensation expenses, all as a result of our restructuring plan announced in July 2025, with no similar activity for the three months ended December 31, 2024. For the three months ended December 31, 2025, non-GAAP research and development expenses were $308.1 million, as compared to $172.7 million for the same period of 2024, an increase of $135.4 million.

Research and development expenses were $1,522.1 million for the twelve months ended December 31, 2025, as compared to $804.5 million for the same period of 2024, an increase of approximately $717.6 million. The increase primarily reflects a $583.6 million increase in up-front expenses associated with the licensing and collaboration agreement and stock purchase agreement with Arrowhead, as well as the $300.0 million of milestone payments made to Arrowhead related to the progression of the DM1 program for the twelve months ended December 31, 2025. This increase is partially offset by a decrease in manufacturing expenses primarily due to the termination of the Thermo Agreement during the twelve months ended December 31, 2024, as well as a decrease in compensation, other personnel, and stock-based compensation expenses as a result of our restructuring plan announced during the twelve months ended December 31, 2025. For the twelve months ended December 31, 2025, non-GAAP research and development expenses were $1,445.5 million, as compared to $704.5 million for the same period of 2024, an increase of $741.0 million.

Selling, general and administrative expenses were $128.3 million for the three months ended December 31, 2025, as compared to $163.9 million for the same period of 2024, a decrease of $35.6 million. The decrease is primarily driven by lower compensation, other personnel, stock-based compensation, and commercial expenses as a result of our restructuring plan announced in July 2025, with no similar activity for the three months ended December 31, 2024. For the three months ended December 31, 2025, non-GAAP selling, general and administrative expenses were $105.4 million, as compared to $131.6 million for the same period of 2024, a decrease of $26.2 million.

Selling, general and administrative expenses were $491.7 million for the twelve months ended December 31, 2025, as compared to $557.9 million for the same period of 2024, a decrease of $66.2 million. The decrease is primarily driven by reduced headcount as a result of our restructuring plan announced in July 2025 for the twelve months ended December 31, 2025, and a net decrease in stock-based compensation primarily due to the reversal of previously recognized expense related to unvested awards as a result of our restructuring plan, partially offset by the fulfillment of remaining service conditions associated with certain PSUs in March 2025. For the twelve months ended December 31, 2025, non-GAAP selling, general and administrative expenses were $403.0 million, as compared to $438.3 million for the same period of 2024, a decrease of $35.3 million.

Restructuring charges were $1.5 million and $42.0 million for the three and twelve months ended December 31, 2025, respectively, with no similar activity for the same periods of 2024. These charges were primarily related to employee termination benefits, including severance, along with accelerated depreciation for assets impacted by our restructuring plan, announced in July 2025, that was designed to reduce operating expenses and align our cost structure with strategic priorities, aiming to enhance financial flexibility and meet our 2027 financial obligations.

Gain on debt extinguishment was $13.1 million and $16.9 million for the three and twelve months ended December 31, 2025, respectively, with no similar activity for the same periods of 2024. The gain on debt extinguishment is a result of two partial refinancings of the 2027 Notes through privately negotiated exchange transactions. In August 2025, we exchanged $700.0 million in aggregate principal amount of the 2027 Notes for (1) $602.0 million in aggregate principal amount of new 2030 Notes, net of issuance costs of $13.4 million, (2) cash payments of $127.3 million, including $4.0 million of accrued interests of the 2027 Notes, and (3) the issuance of 5.9 million shares of our common stock with fair market value of approximately $104.9 million, net of issuance costs of $2.4 million (collectively, the "August 2025 Exchange"). In December 2025, we exchanged $291.4 million in aggregate principal amount of 2027 Notes for (1) $291.4 million in aggregate principal amount of the 2030 Notes, net of issuance costs of $4.0 million and (2) cash payments of $31.6 million, including $1.0 million of accrued interests of the 2027 Notes.

Other (expense) income, net for the three months ended December 31, 2025 and 2024, was $(9.2) million and $10.1 million, respectively. The change primarily reflects an increase in interest expense primarily due to a higher interest rate for the 2030 Notes as compared to the 2027 Notes that were exchanged, as well as a decrease in interest income due to lower interest rates and the investment mix of our investment portfolio during the three months ended December 31, 2025. Other (expense) income, net for the twelve months ended December 31, 2025 and 2024, was $(19.3) million and $42.7 million, respectively. The change primarily reflects the decrease in interest income due to lower interest rates and the investment mix of our investment portfolio as well as an increase in the loss on our strategic investments in publicly traded companies, including Arrowhead, during the twelve months ended December 31, 2025.

Income tax expense for the three months ended December 31, 2025 and 2024, was $4.6 million and $12.7 million, respectively. Income tax expense for the twelve months ended December 31, 2025 and 2024, was $11.2 million and $25.5 million, respectively. Income tax expense for the three and twelve months ended December 31, 2025, and December 31, 2024, primarily relates to state, federal and foreign income taxes for which available tax losses or credits were not available to offset.

Use of Non-GAAP Measures

In addition to the GAAP financial measures set forth in this press release, we have included the following non-GAAP measurements:

1.
Non-GAAP net (loss) income is defined by us as GAAP net (loss) income excluding interest income/expense, net, depreciation and amortization expense, stock-based compensation expense, restructuring charges, other items, and the estimated income tax impact of each pre-tax non-GAAP adjustment.
2.
Non-GAAP net loss per share is defined by us as non-GAAP net loss, as defined above, divided by the weighted-average number of shares of common stock outstanding as the inclusion of dilutive common stock equivalents outstanding is anti-dilutive. Non-GAAP earnings per share is defined by us as non-GAAP net income, as defined previously, divided by the weighted-average number of shares of common stock and dilutive common stock equivalents outstanding, adjusted for the inclusion of additional shares under the “if-converted” method, if applicable and not anti-dilutive.
3.
Non-GAAP operating (loss) income is defined by us as GAAP operating (loss) income excluding depreciation and amortization expense, stock-based compensation expense, and restructuring charges.
4.
Non-GAAP research and development expenses are defined by us as GAAP research and development expenses excluding depreciation and amortization expense, and stock-based compensation expense.
5.
Non-GAAP selling, general and administrative expenses are defined by us as GAAP selling, general and administrative expenses excluding depreciation expense, and stock-based compensation expense.

The following components are used to adjust our GAAP financial measures into the previously defined non-GAAP measurements:

1.
Interest, depreciation and amortization - Interest income (expense), net amounts can vary substantially from period to period due to changes in cash and debt balances and interest rates driven by market conditions outside of our operations. Depreciation expense can vary substantially from period to period as the purchases of property and equipment may vary significantly from period to period and without any direct correlation to our operating performance. Amortization expense primarily associated with patent costs are amortized over a period of several years after acquisition or patent application or renewal.
2.
Stock-based compensation expenses - Stock-based compensation expenses represent non-cash charges related to equity awards we have granted. Although these are recurring charges to operations, we believe the measurement of these amounts can vary substantially from period to period and depend significantly on factors that are not a direct consequence of operating performance that is within our control. Therefore, we believe that excluding these charges facilitates comparisons of our operational performance in different periods.
3.
Restructuring charges do not have a direct correlation to future business operations, nor do the resulting charges recorded reflect the performance of our ongoing operations for the period in which such charges are recorded. In addition, restructuring charges are not considered to be normal operating expenses due to the variability of amounts and lack of predictability as to occurrence and/or timing.
4.
Other items - We evaluate other items of expense and income on an individual basis. We take into consideration quantitative and qualitative characteristics of each item, including (a) nature, (b) whether the items relate to our ongoing business operations, and (c) whether we expect the items to continue or occur on a regular basis. These other items include the (gain) loss on strategic investments, changes in the fair value of derivatives, restructuring charges, and gain on debt extinguishment and may include other items that fit the above characteristics in the future. We exclude from our non-GAAP results:

a)
The (gain) loss on strategic investments as the results of such gains and losses are not representative of our normal business operations, which accordingly, would make it difficult to compare our results to peer companies that also provide non-GAAP disclosures. We made this change beginning in 2025 because, as our strategic investments have increased, we recognized that the resulting variability can impede comparability between periods of our financial performance for our ongoing business operations.
b)
The change in fair value of derivatives related to regulatory-related contingent payments meeting the definition of a derivative to Myonexus Therapeutics, Inc. selling shareholders as well as to an academic institution under a separate license agreement as these are non-cash items and are not considered to be normal operating expenses due to the variability of amounts and lack of predictability as to occurrence and/or timing. Effective in the fourth quarter of 2025, we early adopted ASU 2025-07 using the modified retrospective transition method. We recorded the cumulative effect of this accounting change to remove the previously recognized derivative liabilities as of January 1, 2025, reducing the contingent consideration liability by $47.4 million, with an offsetting adjustment to accumulated deficit. The elimination of this derivative liability would result in an increase of $11.1 million to the previously reported net loss for both the three and nine months ended September 30, 2025, which has been reflected in the results as of the twelve months ended December 31, 2025.
c)
The gain on debt extinguishment is considered to be an infrequent event as it is associated with a distinct financing decision and is not indicative of the performance of our core operations, which accordingly would make it difficult to compare our results to peer companies that also provide non-GAAP disclosures.

We use these non-GAAP measures as key performance measures for the purpose of evaluating operational performance and cash requirements internally. We also believe these non-GAAP measures increase comparability of period-to-period results and are useful to investors as they provide a similar basis for evaluating our performance as is applied by management. These non-GAAP measures are not intended to be considered in isolation or to replace the presentation of our financial results in accordance with GAAP. Use of the terms non-GAAP research and development expenses, non-GAAP selling, general and administrative expenses, non-GAAP operating (loss) income, non-GAAP net (loss) income, and non-GAAP diluted (loss) earnings per share may differ from similar measures reported by other companies, which may limit comparability, and are not based on any comprehensive set of accounting rules or principles. All relevant non-GAAP measures are reconciled from their respective GAAP measures in the attached table “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures.”

About EXONDYS 51

EXONDYS 51 uses Sarepta’s proprietary phosphorodiamidate morpholino oligomer (PMO) chemistry and exon-skipping technology to bind to exon 51 of dystrophin pre-mRNA, resulting in exclusion, or “skipping”, of this exon during mRNA processing in patients with genetic mutations that are amenable to exon 51 skipping. Exon skipping is intended to allow for production of an internally truncated dystrophin protein.

EXONDYS 51 is indicated for the treatment of Duchenne muscular dystrophy (DMD) in patients who have a confirmed mutation of the DMD gene that is amenable to exon 51 skipping. This indication is approved under accelerated approval based on an increase in dystrophin in skeletal muscle observed in some patients treated with EXONDYS 51. Continued approval for this indication may be contingent upon verification of a clinical benefit in confirmatory trials.

EXONDYS 51 has met the full statutory standards for safety and effectiveness and as such is not considered investigational or experimental.

Important Safety Information About EXONDYS 51

Hypersensitivity reactions, including bronchospasm, chest pain, cough, tachycardia, and urticaria have occurred in patients who were treated with EXONDYS 51. If a hypersensitivity reaction occurs, institute appropriate medical treatment and consider slowing the infusion or interrupting the EXONDYS 51 therapy.

Adverse reactions in DMD patients (N=8) treated with EXONDYS 51 30 mg or 50 mg/kg/week by intravenous (IV) infusion with an incidence of at least 25% more than placebo (N=4) (Study 1, 24 weeks) were (EXONDYS 51, placebo): balance disorder (38%, 0%), vomiting (38%, 0%) and contact dermatitis (25%, 0%). The most common adverse reactions were balance disorder and vomiting. Because of the small numbers of patients, these represent crude frequencies that may not reflect the frequencies observed in practice. The 50 mg/kg once weekly dosing regimen of EXONDYS 51 is not recommended.

The most common adverse reactions from observational clinical studies (N=163) seen in greater than 10% of patients were headache, cough, rash, and vomiting.

Other adverse events may occur.

To report SUSPECTED ADVERSE REACTIONS, contact Sarepta Therapeutics, Inc. at 1-888-SAREPTA (1-888-727-3782) or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

For further information, please see the full U.S. Prescribing Information for EXONDYS 51 (eteplirsen).

About VYONDYS 53

VYONDYS 53 (golodirsen) uses Sarepta’s proprietary phosphorodiamidate morpholino oligomer (PMO) chemistry and exon-skipping technology to bind to exon 53 of dystrophin pre-mRNA, resulting in exclusion, or “skipping,” of this exon during mRNA processing in patients with genetic mutations that are amenable to exon 53 skipping. Exon skipping is intended to allow for production of an internally truncated dystrophin protein.

VYONDYS 53 is indicated for the treatment of Duchenne muscular dystrophy (DMD) in patients who have a confirmed mutation of the DMD gene that is amenable to exon 53 skipping. This indication is approved under accelerated approval based on an increase in dystrophin production in skeletal muscle observed in patients treated with VYONDYS 53. Continued approval for this indication may be contingent upon verification of a clinical benefit in confirmatory trials.

VYONDYS 53 has met the full statutory standards for safety and effectiveness and as such is not considered investigational or experimental.

Important Safety Information for VYONDYS 53

CONTRAINDICATIONS: VYONDYS 53 is contraindicated in patients with a serious hypersensitivity reaction to golodirsen or to any of the inactive ingredients in VYONDYS 53. Anaphylaxis has occurred in patients receiving VYONDYS 53.

WARNINGS AND PRECAUTIONS

Hypersensitivity Reactions: Hypersensitivity reactions, including anaphylaxis, rash, pyrexia, pruritus, urticaria, dermatitis, and skin exfoliation have occurred in VYONDYS 53-treated patients, some requiring treatment. If a hypersensitivity reaction occurs, institute appropriate medical treatment and consider slowing the infusion, interrupting, or discontinuing the VYONDYS 53 therapy and monitor until the condition resolves. VYONDYS 53 is contraindicated in patients with a history of a serious hypersensitivity reaction to golodirsen or to any of the inactive ingredients in VYONDYS 53.

Kidney Toxicity: Kidney toxicity was observed in animals who received golodirsen. Although kidney toxicity was not observed in the clinical studies with VYONDYS 53, the clinical experience with VYONDYS 53 is limited, and kidney toxicity, including potentially fatal glomerulonephritis, has been observed after administration of some antisense oligonucleotides. Kidney function should be monitored in patients taking VYONDYS 53. Because of the effect of reduced skeletal muscle mass on creatinine measurements, creatinine may not be a reliable measure of kidney function in DMD patients. Serum cystatin C, urine dipstick, and urine protein-to-creatinine ratio should be measured before starting VYONDYS 53. Consider also measuring glomerular filtration rate using an exogenous filtration marker before starting VYONDYS 53. During treatment, monitor urine dipstick every month, and serum cystatin C and urine protein-to-creatinine ratio every three months. Only urine expected to be free of excreted VYONDYS 53 should be used for monitoring of urine protein. Urine obtained on the day of VYONDYS 53 infusion prior to the infusion, or urine obtained at least 48 hours after the most recent infusion, may be used. Alternatively, use a laboratory test that does not use the reagent pyrogallol red, as this reagent has the potential to cross react with any VYONDYS 53 that is excreted in the urine and thus lead to a false positive result for urine protein.

If a persistent increase in serum cystatin C or proteinuria is detected, refer to a pediatric nephrologist for further evaluation.

ADVERSE REACTIONS: Adverse reactions observed in at least 20% of treated patients and greater than placebo were (VYONDYS 53, placebo): headache (41%, 10%), pyrexia (41%, 14%), fall (29%, 19%), abdominal pain (27%, 10%), nasopharyngitis (27%, 14%), cough (27%, 19%), vomiting (27%, 19%), and nausea (20%, 10%).

Other adverse reactions that occurred at a frequency greater than 5% of VYONDYS 53-treated patients and at a greater frequency than placebo were: administration site pain, back pain, pain, diarrhea, dizziness, ligament sprain, contusion, influenza, oropharyngeal pain, rhinitis, skin abrasion, ear infection, seasonal allergy, tachycardia, catheter site related reaction, constipation, and fracture.

Other adverse events may occur.

To report SUSPECTED ADVERSE REACTIONS, contact Sarepta Therapeutics, Inc. at 1-888-SAREPTA (1-888-727-3782) or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

For further information, please see the full U.S. Prescribing Information for VYONDYS 53 (golodirsen).

About AMONDYS 45

AMONDYS 45 (casimersen) uses Sarepta’s proprietary phosphorodiamidate morpholino oligomer (PMO) chemistry and exon-skipping technology to bind to exon 45 of dystrophin pre-mRNA, resulting in exclusion, or “skipping,” of this exon during mRNA processing in patients with genetic mutations that are amenable to exon 45 skipping. Exon skipping is intended to allow for production of an internally truncated dystrophin protein.

AMONDYS 45 is indicated for the treatment of Duchenne muscular dystrophy (DMD) in patients who have a confirmed mutation of the DMD gene that is amenable to exon 45 skipping. This indication is approved under accelerated approval based on an increase in dystrophin production in skeletal muscle observed in patients treated with AMONDYS 45. Continued approval for this indication may be contingent upon verification of a clinical benefit in confirmatory trials.

AMONDYS 45 has met the full statutory standards for safety and effectiveness and as such is not considered investigational or experimental.

Important Safety Information for AMONDYS 45

CONTRAINDICATION: AMONDYS 45 is contraindicated in patients with a known serious hypersensitivity to casimersen or any of the inactive ingredients in AMONDYS 45. Instances of hypersensitivity including angioedema and anaphylaxis have occurred.

WARNINGS AND PRECAUTIONS

Hypersensitivity: Hypersensitivity reactions, including angioedema and anaphylaxis, have occurred in patients who were treated with AMONDYS 45. If a hypersensitivity reaction occurs, institute appropriate medical treatment, and consider slowing the infusion, interrupting, or discontinuing the AMONDYS 45 infusion and monitor until the condition resolves. AMONDYS 45 is contraindicated in patients with known serious hypersensitivity to casimersen or to any of the inactive ingredients in AMONDYS 45.

Kidney Toxicity: Kidney toxicity was observed in animals who received casimersen. Although kidney toxicity was not observed in the clinical studies with AMONDYS 45, kidney toxicity, including potentially fatal glomerulonephritis, has been observed after administration of some antisense oligonucleotides.

Kidney function should be monitored in patients taking AMONDYS 45. Because of the effect of reduced skeletal muscle mass on creatinine measurements, creatinine may not be a reliable measure of kidney function in DMD patients. Serum cystatin C, urine dipstick, and urine protein-to-creatinine ratio should be measured before starting AMONDYS 45. Consider also measuring glomerular filtration rate using an exogenous filtration marker before starting AMONDYS 45. During treatment, monitor urine dipstick every month, and serum cystatin C and urine protein to-creatinine ratio (UPCR) every three months. Only urine expected to be free of excreted AMONDYS 45 should be used for monitoring of urine protein. Urine obtained on the day of AMONDYS 45 infusion prior to the infusion, or urine obtained at least 48 hours after the most recent infusion, may be used. Alternatively, use a laboratory test that does not use the reagent pyrogallol red, as this reagent has the potential to cross react with any AMONDYS 45 that is excreted in the urine and thus lead to a false positive result for urine protein.

If a persistent increase in serum cystatin C or proteinuria is detected, refer to a pediatric nephrologist for further evaluation.

Adverse Reactions: Adverse reactions occurring in at least 20% of patients treated with AMONDYS 45 and at least 5% more frequently than in the placebo group were (AMONDYS 45, placebo): upper respiratory infections (65%, 55%), cough (33%, 26%), pyrexia (33%, 23%), headache (32%, 19%), arthralgia (21%, 10%), and oropharyngeal pain (21%, 7%).

Other adverse reactions that occurred in at least 10% of patients treated with AMONDYS 45 and at least 5% more frequently than in the placebo group were: ear pain, nausea, ear infection, post-traumatic pain, and dizziness and light-headedness.

Other adverse events may occur.

To report SUSPECTED ADVERSE REACTIONS, contact Sarepta Therapeutics, Inc. at 1-888-SAREPTA (1-888-727-3782) or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

For further information, please see the full U.S. Prescribing Information for AMONDYS 45 (casimersen).

About ELEVIDYS (delandistrogene moxeparvovec-rokl)

ELEVIDYS (delandistrogene moxeparvovec-rokl) is a single-dose, adeno-associated virus (AAV)-based gene transfer therapy for intravenous infusion designed to address the underlying genetic cause of Duchenne muscular dystrophy – mutations or changes in the DMD gene that result in the lack of dystrophin protein – through the delivery of a transgene that codes for the targeted production of ELEVIDYS micro-dystrophin in skeletal muscle.

ELEVIDYS is indicated for the treatment of ambulatory patients 4 years of age and older with Duchenne muscular dystrophy (DMD) who have a confirmed mutation in the DMD gene.

Limitations of Use

ELEVIDYS is not recommended in patients with:

•
Preexisting liver impairment (defined as gamma-glutamyl transferase [GGT] > 2 x upper limit of normal or total bilirubin > the upper limit of normal not due to Gilbert’s syndrome) or active hepatic viral infection due to the high risk of acute serious liver injury and acute liver failure.

•
Recent vaccination (within 4 weeks of treatment) due to immunogenicity and potential safety concerns.
•
Active or recent (within 4 weeks) infections due to safety concerns.

IMPORTANT SAFETY INFORMATION

BOXED WARNING: Acute Serious Liver Injury and Acute Liver Failure

Acute serious liver injury, including life-threatening and fatal acute liver failure, has occurred. Patients with preexisting liver impairment may be at higher risk.

Prior to infusion, assess liver function by clinical examination and laboratory testing. Administer systemic corticosteroids before and after ELEVIDYS infusion. Continue to monitor liver function weekly for the first 3 months after infusion and continue until results are unremarkable.

Instruct patients to maintain proximity to an appropriate healthcare facility, as determined by the healthcare provider, for at least 2 months following ELEVIDYS infusion.

Obtain prompt consultation with a specialist (e.g., gastroenterologist or hepatologist) if acute serious liver injury or impending acute liver failure is suspected.

CONTRAINDICATION: ELEVIDYS is contraindicated in patients with any deletion in exon 8 and/or exon 9, including a deletion of any portion or the entirety of these exons, in the DMD gene.

WARNINGS AND PRECAUTIONS:

Acute Serious Liver Injury and Acute Liver Failure

See Boxed Warning.

•
Acute serious liver injury marked by elevations of liver enzymes (e.g., GGT, ALT) and total bilirubin and acute liver failure has occurred with ELEVIDYS. Onset of the liver injury typically begins within 8 weeks of ELEVIDYS administration. In non-ambulatory patients treated with ELEVIDYS, acute liver failure with fatal outcome has occurred in the clinical and post-marketing settings.
•
Life-threatening mesenteric vein thrombosis, complicated by bowel ischemia and necrosis, and portal hypertension have been reported following acute liver injury associated with ELEVIDYS in a non-ambulatory patient.
•
Patients with preexisting liver impairment, chronic hepatic condition, or acute liver disease (e.g., acute hepatic viral infection) may be at higher risk of acute serious liver injury or acute liver failure. Postpone ELEVIDYS administration in patients with acute liver disease until resolved or controlled.
•
Systemic corticosteroid treatment is recommended for patients before and after ELEVIDYS infusion. Adjust corticosteroid regimen when indicated.

Serious Infections

•
Increased susceptibility to serious infections may occur due to concomitant administration of corticosteroid regimen and additional immunosuppressants, and ELEVIDYS. Serious respiratory infections, including with fatal outcomes, have occurred in patients taking immunosuppressant corticosteroids required for ELEVIDYS administration.
•
Monitor patients for signs and symptoms of infection before and after ELEVIDYS administration and treat appropriately.

•
Administer immunizations according to best clinical practices and immunization guidelines prior to initiation of the corticosteroid regimen required before ELEVIDYS infusion.
•
Avoid administration of ELEVIDYS to patients with active infections.

Myocarditis

•
Acute, serious, life-threatening myocarditis and troponin-I elevations have been observed within 24 hours to more than 1 year following ELEVIDYS infusion.
•
If a patient experiences myocarditis, those with pre-existing left ventricle ejection fraction (LVEF) impairment may be at higher risk of adverse outcomes.
•
Monitor troponin-I before ELEVIDYS infusion and weekly for the first month following infusion and continue monitoring if clinically indicated, until results return to near baseline levels or stabilize.
•
More frequent monitoring may be warranted in the presence of cardiac symptoms, such as chest pain or shortness of breath.
•
Advise patients to contact a physician immediately if they experience cardiac symptoms.

Infusion-related Reactions

•
Infusion-related reactions, including hypersensitivity reactions and anaphylaxis, have occurred during or up to several hours following ELEVIDYS administration. Closely monitor patients during and for at least 3 hours after the end of infusion. If symptoms of infusion-related reactions occur, slow or stop the infusion and give appropriate treatment. Once symptoms resolve, the infusion may be restarted at a lower rate.
•
ELEVIDYS should be administered in a setting where treatment for infusion-related reactions is immediately available.
•
Discontinue infusion for anaphylaxis.

Immune-mediated Myositis

•
Immune-mediated myositis, including serious and life-threatening events, has occurred approximately 1 month following ELEVIDYS infusion. Signs and symptoms include severe muscle weakness, including dysphagia, dyspnea, dysphonia, and hypophonia.
•
Severe to life-threatening immune-mediated myositis has been reported in patients with deletions including portions of exons 1-17 and/or exons 59-71 of the DMD gene.
•
Regardless of genetic mutation, advise patients to contact a physician immediately if they experience any unexplained increased muscle pain, tenderness, or weakness, including dysphagia, dyspnea, dysphonia, or hypophonia, as these may be symptoms of myositis. Consider additional immunomodulatory treatment based on patient’s clinical presentation and medical history if these symptoms occur.

Preexisting Immunity against AAVrh74

•
In AAV-vector based gene therapies, preexisting anti-AAV antibodies may impede transgene expression at desired therapeutic levels. Following treatment with ELEVIDYS, all patients developed anti-AAVrh74 antibodies.
•
Perform baseline testing for the presence of anti-AAVrh74 total binding antibodies prior to ELEVIDYS administration.

•
ELEVIDYS administration is not recommended in patients with elevated anti-AAVrh74 total binding antibody titers ≥1:400.

ADVERSE REACTIONS

•
The most common adverse reactions (incidence ≥5%) reported in clinical studies were vomiting, nausea, liver injury, pyrexia, thrombocytopenia, and troponin-I increased.

Report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch or call 1-800-FDA-1088. You may also report side effects to Sarepta Therapeutics at 1-888-SAREPTA (1-888-727-3782).

Please see the full Prescribing Information for ELEVIDYS, including Boxed Warning and Medication Guide.

About Sarepta Therapeutics

Sarepta is on an urgent mission: engineer precision genetic medicine for rare diseases that devastate lives and cut futures short. We hold a leadership position in Duchenne muscular dystrophy (Duchenne) and are building a robust portfolio of programs across muscle, central nervous system, and cardiac diseases. For more information, please visit www.sarepta.com or follow us on LinkedIn, X, Instagram and Facebook.

Forward-Looking Statements

In order to provide Sarepta’s investors with an understanding of its current results and future prospects, this press release contains statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “may,” “intends,” “prepares,” “looks,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include statements relating to our future operations, financial performance and projections, including our expectation to remain profitable and cash-flow positive in 2026, business plans, market opportunities and potential growth, priorities and research and development programs and technologies; the potential benefits of our technologies and scientific approaches; the potential pathway back to serving non-ambulatory patients with ELEVIDYS; the timing of our ongoing and planned clinical trials; and our expected plans and milestones, including with respect to ELEVIDYS and our product candidates.

These forward-looking statements involve risks and uncertainties, many of which are beyond Sarepta’s control. Actual results could materially differ from those stated or implied by these forward-looking statements as a result of such risks and uncertainties. Known risk factors include the following: different methodologies, assumptions and applications we use to assess particular safety or efficacy parameters may yield different statistical results, and even if we believe the data collected from clinical trials are positive, the results of future research may not be consistent with past positive results, or may fail to meet regulatory approval requirements for the safety and efficacy of our products; our products or product candidates may be perceived as insufficiently effective, unsafe or may result in unforeseen adverse events; we may observe adverse reactions in our clinical trials or in patients who receive our approved products; our products may not be widely adopted by patients, payors or healthcare providers, which would adversely impact our business; our products or product candidates may cause undesirable side effects that result in significant negative consequences following any marketing approval; we may not be able to comply with all FDA post-approval commitments and requirements with respect to our products in a timely manner or at all; success in preclinical and clinical trials, especially if based on a small patient sample, does not ensure that later clinical trials will be successful; certain programs may never advance in the clinic or may be discontinued for a number of reasons, including regulators imposing a clinical hold and us suspending or terminating clinical research or trials; if the actual number of patients suffering from the diseases we aim to treat is smaller than estimated, our revenue and ability to achieve profitability may be adversely affected; we may not be able to execute on our business plans, including meeting our expected or planned regulatory milestones and timelines, research and clinical development plans, and bringing our product candidates to market, for various reasons, some of which may be outside of our control, including possible limitations of company financial and other resources, manufacturing limitations that may not be anticipated or resolved for in a timely manner, and regulatory, court or agency decisions, such as decisions by the United States Patent and Trademark Office with respect to patents that cover our product candidates; and those risks identified under the heading “Risk Factors” in our most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) as well as other SEC filings made by the Company which you are encouraged to review.

Internet Posting of Information

We routinely post information that may be important to investors in the 'For Investors' section of our website at www.sarepta.com. We encourage investors and potential investors to consult our website regularly for important information about us.

Sarepta Therapeutics, Inc.

Condensed Consolidated Statements of (Loss) Income

(unaudited, in thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2025	2024	2025	2024
Revenues:
Products, net	$369,607	$638,157	$1,864,296	$1,787,960
Collaboration and other	73,327	20,255	333,941	114,019
Total revenues	442,934	658,412	2,198,237	1,901,979
Cost and expenses:
Cost of sales (excluding amortization of in-licensed rights)	398,708	132,304	839,605	319,099
Research and development	325,336	199,953	1,522,066	804,522
Selling, general and administrative	128,297	163,873	491,716	557,872
Restructuring charge	1,499	—	42,009	—
Amortization of in-licensed rights	677	601	2,622	2,405
Total cost and expenses	854,517	496,731	2,898,018	1,683,898
Operating (loss) income	(411,583)	161,681	(699,781)	218,081
Other income (expense), net:
Gain on debt extinguishment[3]	13,101	—	16,862	—
Other (expense) income, net[3]	(9,193)	10,062	(19,306)	42,693
Total other income (expense), net[3]	3,908	10,062	(2,444)	42,693

(Loss) income before income tax expense	(407,675)	171,743	(702,225)	260,774
Income tax expense	4,551	12,694	11,185	25,535
Net (loss) income[3]	$(412,226)	$159,049	$(713,410)	$235,239

(Loss) earnings per share[3]:
Basic	$(3.93)	$1.65	$(7.13)	$2.47
Diluted	$(3.93)	$1.50	$(7.13)	$2.34

Weighted average number of shares of common stock used in computing (loss) earnings per share:
Basic	104,793	96,283	100,120	95,075
Diluted	104,793	108,474	100,120	107,875

[3] During the twelve months ended December 31, 2025, we identified and corrected an immaterial error that occurred in our unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2025, associated with the accounting for the August 2025 Exchange. During the three and nine months ended September 30, 2025, we recognized a loss on debt extinguishment of $138.6 million associated with the August 2025 Exchange. Upon further analysis during the fourth quarter of 2025, we determined that a gain on debt extinguishment of $3.8 million should have been recognized based on the fair value of the 2030 Notes at issuance. Correspondingly, the related interest expense recognized during the three and nine months ended September 30, 2025 should have been $1.9 million higher and the long-term debt balance should have been $140.5 million lower as of September 30, 2025. The correction of the errors results in a net decrease of $140.5 million to the previously reported net loss for both the three and nine months ended September 30, 2025. Accordingly, the previously reported basic and diluted net loss per share decreases by $1.40 and $1.43, respectively, for the three and nine months ended September 30, 2025. These immaterial errors have been corrected in the unaudited condensed consolidated financial statements for the twelve months ended December 31, 2025.

Sarepta Therapeutics, Inc.
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(unaudited, in thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2025	2024	2025	2024

GAAP net (loss) income	$(412,226)	$159,049	$(713,410)	$235,239
Interest expense (income), net	10,210	(10,753)	1,442	(53,909)
Depreciation and amortization expense	10,128	9,854	41,899	35,319
Stock-based compensation expense	30,016	49,676	123,396	184,300
Change in fair value of derivatives*	—	(727)	—	7,838
(Gain) loss on strategic investments**	(1,354)	981	15,914	2,785
Restructuring charge	1,499	—	42,009	—
Gain on debt extinguishment***	(13,101)	—	(16,862)	—
Income tax effect of adjustments	(643)	(1,092)	(36)	(10,864)
Non-GAAP net (loss) income	$(375,471)	$206,988	$(505,648)	$400,708

GAAP net (loss) earnings per share - diluted:	$(3.93)	$1.50	$(7.13)	$2.34
Add: impact of GAAP to Non-GAAP adjustments	$0.35	$0.41	$2.08	$1.37
Non-GAAP net (loss) earnings per share - diluted****	$(3.58)	$1.91	$(5.05)	$3.71

Weighted average number of shares of common stock used in computing diluted net (loss) earnings per share:
GAAP	104,793	108,474	100,120	107,875
Non-GAAP	104,793	108,474	100,120	107,875

*Effective in the fourth quarter of 2025, we early adopted ASU 2025-07 using the modified retrospective transition method. We recorded the cumulative effect of this accounting change to remove the previously recognized derivative liabilities as of January 1, 2025, reducing the contingent consideration liability by $47.4 million, with an offsetting adjustment to accumulated deficit. The elimination of this derivative liability would result in an increase of $11.1 million to the previously reported net loss for both the three and nine months ended September 30, 2025, which has been reflected in the results as of the twelve months ended December 31, 2025.
**Beginning in the first quarter of 2025, (gain) loss on strategic investments was included as a non-GAAP measurement to adjust our GAAP financial measures. Non-GAAP financial results for the three and twelve months ended December 31, 2024, have been updated to reflect this change for comparability. Please refer to the “Use of Non-GAAP Measures” section above for additional detail.
***During the twelve months ended December 31, 2025, we identified and corrected an immaterial error that occurred in our unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2025, associated with the accounting for the August 2025 Exchange. During the three and nine months ended September 30, 2025, we recognized a loss on debt extinguishment of $138.6 million associated with the August 2025 Exchange. Upon further analysis during the fourth quarter of 2025, we determined that a gain on debt extinguishment of $3.8 million should have been recognized based on the fair value of the 2030 Notes at issuance. Correspondingly, the related interest expense recognized during the three and nine months ended September 30, 2025 should have been $1.9 million higher and the long-term debt balance should have been $140.5 million lower as of September 30, 2025. The correction of the errors results in a net decrease of $140.5 million to the previously reported net loss for both the three and nine months ended September 30, 2025. Accordingly, the previously reported basic and diluted net loss per share decreases by $1.40 and $1.43, respectively, for the three and nine months ended September 30, 2025. These immaterial errors have been corrected in the unaudited condensed consolidated financial statements for the twelve months ended December 31, 2025.
****Non-GAAP net earnings per share is calculated using diluted shares whereas non-GAAP net loss per share is calculated using basic shares as all other instruments are anti-dilutive.

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2025	2024	2025	2024
Total effective tax rate, GAAP	(1.7)%	7.4%	(1.6)%	9.8%
Less: impact of GAAP to Non-GAAP adjustments	0.3	(1.1)	(0.7)	(1.4)
Total effective tax rate, Non-GAAP	(1.4)%	6.3%	(2.3)%	8.4%

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2025	2024	2025	2024
GAAP research and development expenses	$325,336	$199,953	$1,522,066	$804,522
Stock-based compensation expense	(10,709)	(19,897)	(47,442)	(74,010)
Depreciation and amortization expense	(6,518)	(7,356)	(29,119)	(26,048)
Non-GAAP research and development expenses	$308,109	$172,700	$1,445,505	$704,464

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2025	2024	2025	2024
GAAP selling, general and administrative expenses	$128,297	$163,873	$491,716	$557,872
Stock-based compensation expense	(19,307)	(29,779)	(75,954)	(110,290)
Depreciation expense	(3,610)	(2,498)	(12,780)	(9,271)
Non-GAAP selling, general and administrative expenses	$105,380	$131,596	$402,982	$438,311

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2025	2024	2025	2024
GAAP operating (loss) income	$(411,583)	$161,681	$(699,781)	$218,081
Stock-based compensation expense	30,016	49,676	123,396	184,300
Depreciation and amortization expense	10,128	9,854	41,899	35,319
Restructuring charge	1,499	—	42,009	—
Non-GAAP operating (loss) income	$(369,940)	$221,211	$(492,477)	$437,700

Sarepta Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(unaudited, in thousands, except share and per share data)

	As of December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$801,282	$1,103,010
Short-term investments	138,368	251,782
Accounts receivable, net	398,233	601,988
Inventory	914,744	749,960
Manufacturing-related deposits and prepaids	113,455	276,262
Other current assets	171,856	90,461
Total current assets	2,537,938	3,073,463
Property and equipment, net	345,125	340,336
Right of use assets	125,495	148,310
Non-current inventory	184,543	187,986
Non-current investments	1,048	133,163
Other non-current assets	155,554	79,915
Total assets	$3,349,703	$3,963,173

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$280,841	$214,442
Accrued expenses	359,659	373,513
Deferred revenue, current portion	443,397	130,256
Other current liabilities	11,393	13,473
Total current liabilities	1,095,290	731,684
Long-term debt[4]	828,974	1,137,124
Lease liabilities, net of current portion	199,378	192,473
Deferred revenue, net of current portion	83,910	325,000
Contingent consideration	—	47,400
Other non-current liabilities	1,529	1,750
Total liabilities	2,209,081	2,435,431
Stockholders’ equity:
Preferred stock, $0.0001 par value, 3,333,333 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value, 198,000,000 shares authorized; 105,615,096 and 104,964,220 issued and outstanding, respectively, at December 31, 2025 and 96,900,496 issued and outstanding at December 31, 2024	11	10
Treasury stock, at cost, 650,876 and 0 shares at December 31, 2025 and December 31, 2024, respectively	(25,263)	—
Additional paid-in capital	6,042,586	5,738,924
Accumulated other comprehensive income (loss), net of tax	272	(218)
Accumulated deficit	(4,876,984)	(4,210,974)
Total stockholders’ equity	1,140,622	1,527,742
Total liabilities and stockholders’ equity	$3,349,703	$3,963,173

[4] During the twelve months ended December 31, 2025, we identified and corrected an immaterial error that occurred in our unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2025, associated with the accounting for the August 2025 Exchange. During the three and nine months ended September 30, 2025, we recognized a loss on debt extinguishment of $138.6 million associated with the August 2025 Exchange. Upon further analysis during the fourth quarter of 2025, we determined that a gain on debt extinguishment of $3.8 million should have been recognized based on the fair value of the 2030 Notes at issuance. Correspondingly, the related interest expense recognized during the three and nine months ended September 30, 2025 should have been $1.9 million higher and the long-term debt balance should have been $140.5 million lower as of September 30, 2025. The correction of the errors results in a net decrease of $140.5 million to the previously reported net loss for both the three and nine months ended September 30, 2025. These immaterial errors have been corrected in the unaudited condensed consolidated financial statements for the twelve months ended December 31, 2025.

Source: Sarepta Therapeutics, Inc.

Investor Contacts:

Ian Estepan, 617-274-4052, iestepan@sarepta.com

Ryan Wong, 617-800-4112, rwong@sarepta.com

Tam Thornton, 617-803-3825, tthornton@sarepta.com

Media Contacts:

Tracy Sorrentino, 617-301-8566, tsorrentino@sarepta.com

Kara Hoeger, 617-710-3898, khoeger@sarepta.com